Exhibit 10.17

LOAN AND SECURITY AGREEMENT

dated as of July 10, 2020

between

WEST 78th STREET, LLC

as Borrower,

and

CIBC BANK USA,

as Lender

SECTION 1	DEFINITIONS		1
1.1	Definitions		1
1.2	Other Interpretive Provisions		16
1.3	Accounting Terms; Changes in GAAP; Rates		16

SECTION 2	COMMITMENTS OF LENDER; BORROWING AND CONVERSION PROCEDURES; EVIDENCING OF LOANS		17
2.1	Commitments		17
	2.1.1	[Reserved]	17
	2.1.2	Term Loan Commitment	17
	2.1.3	[Reserved]	17
2.2	Loan Procedures		17
	2.2.1	Various Types of Loans	17
	2.2.2	Borrowing Procedures	17
	2.2.3	Conversion and Continuation Procedures	18
	2.2.4	[Reserved]	18
2.3	[Reserved]		19
2.4	Notes		19
2.5	Recordkeeping		19

SECTION 3	INTEREST		19
3.1	Interest Rates		19
3.2	Interest Payment Dates		19
3.3	Setting and Notice of LIBO Rates		19
3.4	Computation of Interest		20

SECTION 4	FEES		20
4.1	[Reserved]		20
4.2	[Reserved]		20
4.3	[Reserved]		20
4.4	Commitment Fee		20

SECTION 5	PREPAYMENTS		20
5.1	[Reserved]		20
5.2	Prepayments		20
	5.2.1	Voluntary Prepayments	20
	5.2.2	Mandatory Prepayments	20
5.3	Manner of Prepayments		21
5.4	Repayments		21
	5.4.1	[Reserved]	21
	5.4.2	Term Loan	21

SECTION 6	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES		21
6.1	Making of Payments		21
6.2	Application of Certain Payments		21
6.3	Due Date Extension		21
6.4	Setoff		21
6.5	Taxes		22

i

SECTION 7	INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS	23
7.1	Increased Costs	24
7.2	Basis for Determining Interest Rate Inadequate or Unfair	24
7.3	Changes in Law Rendering LIBOR Loans Unlawful	24
7.4	Funding Losses	24
7.5	Right of Lender to Fund through Other Offices	25
7.6	Discretion of Lender as to Manner of Funding	25
7.7	Mitigation of Circumstances	25
7.8	Conclusiveness of Statements; Survival of Provisions	25
7.9	Effect of Benchmark	26

SECTION 8	COLLATERAL AND COLLATERAL ADMINISTRATION	29
8.1	Grant	29
8.3	[Reserved]	29
8.4	Communications with Obligors; Loan Parties Remain Liable	29
8.5	[Reserved]	29
8.6	[Reserved]	29
8.7	[Reserved]	29
8.8	[Reserved]	29
8.9	[Reserved]	29
8.10	[Reserved]	29
8.11	[Reserved]	29
8.12	[Reserved]	29
8.13	Acknowledgements	29
8.14	Additional Parties	30
8.15	Releases	30
8.16	Obligations and Liens Absolute and Unconditional	30
8.17	Reinstatement	31

SECTION 9	REPRESENTATIONS AND WARRANTIES	31
9.1	Organization	31
9.2	Authorization; No Conflict	31
9.3	Validity and Binding Nature	32
9.4	Financial Condition	32
9.5	No Material Adverse Change	32
9.6	Litigation and Contingent Liabilities	32
9.7	Ownership of Properties; Liens	32
9.8	Equity Ownership; Subsidiaries	32
9.9	Employee Benefit Plans	33
9.10	Investment Company Act	33
9.11	Compliance with Laws	33
9.12	Regulation U	33
9.13	Taxes	33
9.14	Solvency, etc	33
9.15	Environmental Matters	34
9.16	Insurance	34
9.17	[Reserved]	34
9.18	Information	34

9.19	Intellectual Property		34
9.20	Burdensome Obligations		35
9.21	Labor Matters		35
9.22	Anti-Terrorism Laws		35
9.23	No Default		35
9.24	Sanctions; Anti-Corruption		35
9.25	Patriot Act		36
9.26	Certificate of Beneficial Ownership		36
9.28	[Reserved]		37
9.29	Loan Party Information		37
9.30	Certain Property		37

SECTION 10	AFFIRMATIVE COVENANTS		37
10.1	Reports, Certificates and Other Information		37
	10.1.1	[Reserved]	37
	10.1.2	Interim Reports	37
	10.1.3	Compliance Certificates	37
	10.1.4	[Reserved]	38
	10.1.5	Notice of Default, Litigation, ERISA and other Matters	38
	10.1.6	[Reserved]	39
	10.1.7	Management Reports	39
	10.1.8	Tax Returns	39
	10.1.9	Brokerage Account Statements	39
	10.1.11	Certificate of Beneficial Ownership	39
	10.1.12	Personal Net Worth Statement	39
	10.1.13	Other Information	39
10.2	Books, Records and Inspections		39
10.3	Maintenance of Property; Insurance		40
10.4	Compliance with Laws; Payment of Taxes and Liabilities		41
10.5	Maintenance of Existence, etc		41
10.6	Use of Proceeds		41
10.7	Employee Benefit Plans
10.8	Environmental Matters		41
10.9	Further Assurances		41
10.10	[Reserved]		41
10.12	[Reserved]		41
10.13	[Reserved]		41
10.14	[Reserved]		42
10.15	[Reserved]		42
10.16	[Reserved]		42
10.17	[Reserved]		42
10.18	[Reserved]		42
10.19	This Agreement		42

SECTION 11	NEGATIVE COVENANTS		42
11.2	Liens		42
11.3	[Reserved]		42
11.6	Modification of Organizational Documents		42

11.7	Transactions with Affiliates		43
11.8	Unconditional Purchase Obligations		43
11.9	Inconsistent Agreements		43
11.10	[Reserved]		43
11.12	Restriction of Amendments to Certain Documents		43
11.13	Fiscal Year		43
11.14	Minimum Liquidity		43

SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC		43
12.1	Initial Credit Extension		44
	12.1.1	Repayment of Debt to be Repaid	44
	12.1.2	Related Transactions	44
	12.1.3	Documentation	44
12.2	Conditions		46
	12.2.1	Compliance with Warranties, No Default, etc	46
	12.2.2	Confirmatory Certificate	46

SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT		47
13.1	Events of Default		47
	13.1.1	Non-Payment of the Loans, etc	47
	13.1.2	Non-Payment of Other Debt	47
	13.1.3	Other Material Obligations	47
	13.1.4	Bankruptcy, Insolvency, etc	47
	13.1.5	Non-Compliance with Loan Documents	47
	13.1.6	Representations; Warranties	47
	13.1.7	Pension Plans	48
	13.1.8	Judgments	48
	13.1.9	Invalidity of Collateral Documents, etc	48
	13.1.10	[Reserved]	48
	13.1.11	Change of Control	48
	13.1.12	Material Adverse Effect	48
13.2	Effect of Event of Default		48
13.3	[Reserved]		48

SECTION 14	GENERAL		48
14.1	Waiver; Amendments		48
14.2	Confirmations		49
14.3	Notices		49
14.4	Acknowledgement and Consent to Bail-In of EEA Financial Institutions		49
14.5	Costs and Expenses		49
14.6	GOVERNING LAW		50
14.7	Confidentiality		50
14.8	Severability		51
14.9	Nature of Remedies		51
14.10	Entire Agreement		51
14.11	Counterparts		51
14.12	Successors and Assigns		52
14.13	Assignments; Participations		52

	14.13.1	Assignments	52
	14.13.2	Participations	53
14.14	Captions		53
14.15	Customer Identification - USA Patriot Act Notice		53
14.16	INDEMNIFICATION BY LOAN PARTIES		54
14.17	Nonliability of Lender		54
14.19	WAIVER OF JURY TRIAL		55

v

ANNEXES

ANNEX A	Addresses for Notices

SCHEDULES

SCHEDULE 9.6	Litigation and Contingent Liabilities
SCHEDULE 9.8	Subsidiaries
SCHEDULE 9.16	Insurance
SCHEDULE 9.21	Labor Matters
SCHEDULE 9.29	Grantor Information
SCHEDULE 12.1	Debt to be Repaid

EXHIBITS

EXHIBIT A	Form of Note (Section 2.4)
EXHIBIT B	Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT C	Form of Notice of Conversion/Continuation (Section 2.2.3)

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT dated as of July 10, 2020 (this “Agreement”) is entered into among WEST 78th STREET, LLC, an Indiana limited liability company (“Borrower”), and CIBC BANK USA (“CIBC US”), as Lender.

Lender has agreed to make available to Borrower a term loan upon the terms and conditions set forth herein.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1       DEFINITIONS.

1.1               Definitions.     When used herein the following terms shall have the following meanings:

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business unit, line of business, or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Affected Loan is defined in Section 7.3.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to Lender, any entity administered or managed by Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 5% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, Lender shall not be deemed an Affiliate of any Loan Party. For purposes of clarity, Canadian Imperial Bank of Commerce and each of its direct and indirect subsidiaries are “Affiliates” of CIBC Bank USA.

Agreement is defined in the preamble of this Agreement.

Applicable Margin means, for any day, the rate per annum equal to the following: (i) for LIBOR Loans, 2.85% (the “LIBOR Margin”), and (ii) for Base Rate Loans, 0.00% (the “Base Rate Margin”).

Assigned Agreements means each of the Related Agreements.

Assignee is defined in Section 14.13.1.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, all reasonable disbursements of such internal counsel and all court costs and similar legal expenses.

Bail-In Action means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and Lender or its Affiliates in connection with any of the Bank Products.

Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

Bank Products means any service or facility extended to any Loan Party by Lender or its Affiliates, including, without limitation, (a) deposit accounts, (b) cash management services, including, without limitation, controlled disbursement, lockbox, electronic funds transfers (including, without limitation, book transfers, fedwire transfers, ACH transfers), online reporting and other services relating to accounts maintained with Lender or its Affiliates, (c) debit cards and credit cards and (d) Hedging Agreements.

Base Rate means at any time the Prime Rate.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Base Rate Margin is defined in the definition of Applicable Margin.

Beneficial Ownership Regulation means 31 C.F.R. § 1010.230.

Borrower is defined in the preamble of this Agreement.

Borrower Obligations means all Obligations of Borrower.

BSA is defined in Section 10.4.

Business Day means any day on which CIBC US is open for commercial banking business in Chicago, Illinois and, in the case of a Business Day which relates to a LIBOR Loan, on which dealings are carried on in the London interbank Eurodollar market.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease or finance lease on the balance sheet of such Person.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year from date of acquisition, issued or guaranteed by the United States government or any agency thereof, (b) commercial paper, maturing not more than 270 days from the date of issue, or corporate demand notes, in each case (unless issued by Lender or its holding company) rated at least A-I by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-I by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than 180 days after such time, or any overnight Federal Funds transaction that is issued or sold by Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, and (f) other short term liquid investments approved in writing by Lender.

Certificate of Beneficial Ownership means a certificate regarding beneficial ownership delivered pursuant to Section 12.1.3(m), as from time to time updated in accordance with the terms of this Agreement, as required by the Beneficial Ownership Regulation.

CFC means (i) a controlled foreign corporation within the meaning of Section 957 of the Code in which any Loan Party is a “United States shareholder” within the meaning of Section 951(b) of the Code; and (ii) any Subsidiary whose sole assets (other than a de minimis amount) are equity of one or more entities described in clause (i) of this definition.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control means the occurrence of any of the following events: (a) PBI shall cease to own and control 100% of the outstanding Capital Securities of Borrower, (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Capital Securities representing more than 51% of the aggregate ordinary voting power represented by the issued and outstanding Capital Securities of PBI, or (c) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of PBI by Persons who were not (i) directors of PBI on the date of this Agreement or (ii) appointed by directors so nominated or appointed.

CIBC US is defined in the preamble of this Agreement.

Closing Date is defined in Section 12.1.

Code means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

Collateral means the Mortgaged Property defined and described in the Mortgage. Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Loan Party, shall refer to such Loan Party’s Collateral or the relevant part thereof.

Collateral Documents means, collectively, the Mortgage and any other agreement or instrument pursuant to which Borrower, any Subsidiary, any other Loan Party or any other Person grants or purports to grant collateral to Lender or otherwise relates to such collateral.

Commitment means Lender’s commitment to make the Term Loan. The initial amount of Lender’s Commitment is $3,562,500.00.

Commodity Exchange Act means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time and any successor statute.

Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the letters of credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner, (j) all non-compete payment obligations, earn-outs and similar obligations and (k) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

Debt to be Repaid means Debt listed on Schedule 12.1.

Default means any event or condition that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Designated Proceeds is defined in Section 5.2.2(a).

Dollar and the sign “$” mean lawful money of the United States of America.

EEA Financial Institution means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Environmental Claims means all claims, contingent or otherwise, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility, directly or indirectly, for violation of any Environmental Law, or for release or injury to the environment.

Environmental Laws means all present or future federal, state, local or foreign laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

EU Bail-In Legislation Schedule means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default means any of the events described in Section 13.1.

Excluded Hedging Obligation means, with respect to any Loan Party (other than Borrower), any Hedging Obligation constituting a Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Hedging Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Hedging Obligation. If any Hedging Obligation constituting a Swap Obligation arises under a master agreement governing more than one such Hedging Obligation, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

Excluded Taxes means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan or Commitment pursuant to the applicable law in effect on the date on which (i) Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment made at the request of any Loan Party) or (ii) Lender changes its lending office (other than change in lending office made at the request of any Loan Party), except in each case to the extent that, pursuant to Section 6.5, amounts with respect to such Taxes were payable either to Lender’s assignor immediately before Lender became a party hereto or to Lender immediately before it changed its lending office, (c) United States federal withholding Taxes that would not have been imposed but for such Recipient’s failure to comply with Section 6.5 and (d) any U.S. federal withholding Taxes imposed under FATCA.

Extraordinary Receipts means any cash or Cash Equivalents received by or paid to or for the account of any Loan Party not in the ordinary course of business including without limitation amounts received in respect of foreign, United States, state or local tax refunds, purchase price adjustments, indemnification payments, and pension plan reversions.

FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor or version that is substantially compatible and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into by the United States pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

FCPA is defined in Section 9.24(c).

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of Borrower and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.

Fixtures means all of the following, whether now owned or hereafter acquired by a Loan Party: plant fixtures; business fixtures; other fixtures and storage facilities, wherever located; and all additions and accessories thereto and replacements therefor.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Governmental Authority means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Group is defined in Section 2.2.1.

Hazardous Substances means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

Hedging Agreement means any agreement with respect to any swap, collar, cap, future, forward or derivative transaction, whether exchange-traded, over-the-counter or otherwise, including any involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments, any economic, financial or pricing index or basis, or any similar transaction, including any option with respect to any of these transactions and any combination of these transactions.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement, including any and all cancellations, buy backs, reversals, terminations or assignments under any Hedging Agreement.

Indemnified Liabilities is defined in Section 14.16.

Indemnified Taxes means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of, any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one (1), two (2) or, three (3) months thereafter as selected by Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)       if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)       any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)       [Reserved];

(d)       Borrower may not select any Interest Period for a Term Loan if, after giving effect to such selection, the aggregate principal amount such Term Loan having an Interest Period ending after any date on which an installment of such Term Loan is scheduled to be repaid would exceed the aggregate principal amount of such Term Loan scheduled to be outstanding after giving effect to such repayment; and

(e)       Lender may, in its discretion, require that the first Interest Period under this Agreement be a period less than one (1) month (determined by Lender).

Investment means, with respect to any Person, any direct or indirect acquisition or investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

Lender is defined in the preamble of this Agreement. In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of Lender providing a Bank Product.

Lender Party is defined in Section 14.16.

LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBO Rate.

LIBOR Margin is defined in the definition of Applicable Margin.

LIBOR Office means the office or offices of Lender which shall be making or maintaining the LIBOR Loans of Lender hereunder. A LIBOR Office of Lender may be, at the option of Lender, either a domestic or foreign office.

LIBO Rate means a rate of interest equal to the greater of (a) (i) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Lender in its sole discretion), divided by (ii) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as LIBOR is otherwise determined by Lender in its sole and absolute discretion; and (b) 0.25% per annum. Lender’s determination of the LIBO Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Liquidity means the sum of all unencumbered cash, Cash Equivalent Investments and publicly traded/quoted marketable securities as shown on the most recent brokerage statements provided to Lender pursuant to Section 10.1.9 below.

Loan or Loans means the Term Loan.

Loan Documents means, collectively, this Agreement, the Note, the Collateral Documents, all Hedging Agreements in favor of Lender or any of its Affiliates, and all documents, instruments and agreements delivered in connection with the foregoing.

Loan Guarantor means each Loan Party other than Borrower.

Loan Guarantor Obligations means, collectively, with respect to each Loan Guarantor, all Obligations of such Loan Guarantor; provided, however, that with respect to any Loan Guarantor, the Loan Guarantor Obligations shall exclude all of such Loan Guarantor’s Excluded Hedging Obligations.

Loan Guaranty means each separate guarantee, in form and substance satisfactory to Lender, delivered by a Loan Guarantor, as it may be amended or modified and in effect from time to time.

Loan Parties means Borrower, the Loan Guarantors (other than Allan C. Silber, except for the purposes of Sections 6.5, 9.18, 9.22, 9.23, 13.1, 14.5 and 14.16) and any other Person who becomes a party to this Agreement pursuant to a joinder agreement or a Loan Guaranty or otherwise and their successors and assigns; provided however, for the avoidance of doubt, no CFC shall be a guarantor of, or pledge any assets to support, an “obligation of a United States person” as defined for purposes of Section 956(c) of the Code.

Mandatory Prepayment Event is defined in Section 5.2.2(a).

Margin Stock means any “margin stock” as defined in Regulation U.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document, (c) a material adverse effect upon any substantial portion of the Collateral under the Loan Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document or (d) a material impairment of Lender’s rights and remedies under this Agreement and the other Loan Documents.

Mortgage means the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing of even date herewith from the Borrower in favor of the Lender, given to secure the Obligations, as the same may be modified, amended or replaced from time to time.

Mortgaged Property shall have the same meaning ascribed to such term in the Mortgage.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any other member of the Controlled Group (i) is or may be obligated to make contributions, (ii) during the preceding five plan years has made or been obligated to make contributions, or (iii) has any liability.

Note means a promissory note substantially in the form of Exhibit A.

Notice of Borrowing is defined in Section 2.2.2.

Notice of Conversion/Continuation is defined in Section 2.2.3.

Obligations means all advances to, and debts, liabilities, obligations, covenants and duties (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including Attorney Costs and any reimbursement obligations of each Loan Party in respect of letters of credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to Lender or its Affiliates, and all other Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due and including interest and fees that accrue after the commencement by or against Borrower or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by Borrower under any Loan Document and (b) the obligation of Borrower to reimburse any amount in respect of any of the foregoing that Lender, in its sole discretion, may elect to pay or advance on behalf of Borrower.

OFAC is defined in Section 10.4.

Other Connection Taxes means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes means all present or future stamp, court, transfer, value added, excise or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 7.7).

Paid in Full means (a) the payment in full in cash and performance of all Secured Obligations, and (b) the termination of all Commitments.

Participant is defined in Section 14.13.2.

Patriot Act is defined in Section 14.15.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

PBI means Point Biopharma Inc., a Delaware corporation.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.

Permitted Tax Distributions shall mean, with respect to each calendar year, the aggregate federal and state income taxes which are payable by the holders of membership or other ownership interests of Borrower for such calendar year, based upon the highest applicable marginal federal and state income tax rates attributable to such holders, on the taxable income derived from Borrower, which must be taken into account by such holders under applicable provisions of the Code (as reflected on the Schedule K-I’s provided by Borrower to such holders, copies of which will be supplied to Lender upon request), taking into account for this purpose any tax credits or tax credit carryovers derived as the result of having an ownership interest in Borrower that is available to offset such federal and state income taxes. For purposes of calculating the Permitted Tax Distributions for any calendar year, (i) it is assumed that state income taxes will be fully deductible for federal income tax purposes and (ii) net losses from prior years derived from Borrower, whether or not used by the holder on the holder’s federal or state tax income tax return for such prior year, shall be treated as reducing taxable income for the current year on which such Permitted Tax Distributions are computed (to the extent such net losses did not previously reduce taxable income on which Permitted Tax Distributions were computed).

Person means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority, or any other entity, whether acting in an individual, fiduciary or other capacity.

Plan means an “employee benefit plan” within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any Subsidiary, or any such plan to which any Loan Party has an obligation to make contributions on behalf of any of its employees or with respect to which Borrower or any Subsidiary has any liability.

Prime Rate means, for any day, the rate of interest in effect for such day as announced from time to time by Lender as its prime rate (whether or not such rate is actually charged by Lender), which is not intended to be Lender’s lowest or most favorable rate of interest at any one time. Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change; provided that Lender shall not be obligated to give notice of any change in the Prime Rate.

Proceeds means all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC.

Qualified ECP Guarantor means, in respect of any Hedging Obligation constituting a Swap Obligation, each Grantor that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1 a(18)(A)(v)(II) of the Commodity Exchange Act at the time the relevant guaranty or grant of the relevant security interest becomes effective with respect to such Swap Obligation.

Recipient means Lender.

Regulation D means Regulation D of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

Regulation U means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

Related Agreements means that certain Purchase Agreement - Commercial/Industrial Real Estate, dated as of March 20, 2020, by and between Allan C. Silber and Delco Realty, LLC, as amended by the First Amendment to Purchase Agreement, dated as of May 7, 2020, and the Second Amendment to Purchase Agreement, dated as of June 30, 2020, and all documents, instruments and agreements delivered in connection with the foregoing.

Related Transactions means the transactions contemplated by the Related Agreements.

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Sanctions is defined in Section 9.24(a).

SEC means the Securities and Exchange Commission or any other Governmental Authority succeeding to any of the principal functions thereof.

Secured Obligations means, collectively, the Borrower Obligations and the Loan Guarantor Obligations.

Securities Act means the Securities Act of 1933, as amended.

Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer of such Loan Party.

Subordinated Debt means any unsecured Debt of Borrower and its Subsidiaries which has subordination terms, covenants, pricing and other terms which have been approved in writing by Lender.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company, association, joint venture or other business entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity (other than securities or interest having such power only by reason of the happening of a contingency). Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower.

Swap Obligation means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitute a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

Taxes means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings (including backup withholding), and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing.

Term Loan Commitment means $3,562,500.00.

Term Loan is defined in Section 2.1.2.

Termination Date means the earlier to occur of (a) January 10, 2022, which date may be extended at the request of Borrower with the written consent of Lender without the need for any formal amendment hereto, or (b) such other date on which the Commitments terminate pursuant to Section 5 or Section 13.

Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Borrower or any other member of the Controlled Group from such Pension Plan during a plan year in which Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Type is defined in Section 2.2.1.

UCC means the Uniform Commercial Code as in effect on the date hereof and from time to time in the State of Indiana, provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities and shares issued to foreign nationals to the extent required by applicable law) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

Write-Down and Conversion Powers means, with respect to any EEA Resolution Authority, the Write-Down and Conversion Powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2       Other Interpretive Provisions, (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)       Section, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)       The term “including” is not limiting and means “including without limitation.”

(d)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)       Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) except as provided elsewhere herein, references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)       This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(g)       This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Lender, the Loan Parties and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against Lender merely because of Lender’s involvement in their preparation.

1.3       Accounting Terms; Changes in GAAP; Rates

(a)       Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lender pursuant to Section 10.1.1 and Section 10.1.2 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)       Changes in GAAP. If Borrower notifies Lender that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Lender notifies Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(c)       Rates. Lender does not warrant, nor accept responsibility, nor shall Lender have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable successor rate thereto.

SECTION 2       COMMITMENTS OF LENDER; BORROWING AND CONVERSION PROCEDURES; EVIDENCING OF LOANS.

2.1       Commitments. On and subject to the terms and conditions of this Agreement, Lender agrees to make loans to Borrower as follows:

2.1.1       [Reserved].

2.1.2       Term Loan Commitment. Lender agrees to make a loan to Borrower (“Term Loan”) on the Closing Date. The Commitment of Lender to make the Term Loan shall expire concurrently with the making of the Term Loan on the Closing Date.

2.1.3       [Reserved].

2.2       Loan Procedures.

2.2.1       Various Types of Loans. The Term Loan may be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period which expire on the same day are sometimes called a “Group” or collectively “Groups”. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than three different Groups of LIBOR Loans shall be outstanding at any one time.

2.2.2       Borrowing Procedures.

(a)       Borrower shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit B or telephonic notice (followed immediately by a Notice of Borrowing) to Lender of each proposed Base Rate or LIBOR borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., Chicago time, on the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by Lender, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of $50,000, and each LIBOR borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $500,000.

(b)       Lender may, at its option, charge Obligations against any operating, investment or other account of Borrower maintained with Lender or any of its Affiliates.

2.2.3       Conversion and Continuation Procedures. (a) Subject to Section 2.2.1, Borrower may, upon irrevocable written notice to Lender in accordance with clause (b) below:

(i)       elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $1,000,000 and a higher integral multiple of $500,000) into Loans of the other type; or

(ii)       elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $500,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each Group of LIBOR Loans shall be at least $1,000,000 and an integral multiple of $500,000.

(b)       Borrower shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit C or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to Lender of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., Chicago time, on the proposed date of such conversion, and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., Chicago time, at least three (3) Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(i)        the proposed date of conversion or continuation;

(ii)        the aggregate amount of Loans to be converted or continued;

(iii)       the type of Loans resulting from the proposed conversion or continuation; and

(iv)       in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c)       If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

(d)       Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 7.4.

2.2.4       [Reserved].

2.3       [Reserved].

2.4       Notes. At Lender’s request, the Loans shall be evidenced by a Note, with appropriate insertions, payable to the order of Lender in a face principal amount equal to the principal amount of the Term Loan.

2.5       Recordkeeping. Lender shall record in its records, the date and amount of each Loan made by Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 3     INTEREST.

3.1       Interest Rates. Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

(a) at all times while such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin from time to time in effect; and

(b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBO Rate applicable to each Interest Period for such Loan plus the LIBOR Margin from time to time in effect;

provided that at any time an Event of Default exists, at Lender’s election, the interest rate applicable to each Loan shall be increased by 2% (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to the Term Loan plus 2%). Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.4, such increase shall occur automatically. In no event shall interest payable by Borrower to Lender hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

3.2       Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar quarter and at maturity. Accrued interest on each LIBOR Loan shall be payable on the first day of each calendar quarter, upon a prepayment of such Loan, and at maturity. After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

3.3       Setting and Notice of LIBO Rates. The applicable LIBO Rate for each Interest Period shall be determined by Lender, and notice thereof shall be given by Lender promptly to Borrower. Each determination of the applicable LIBO Rate by Lender shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Lender shall, upon written request of Borrower, deliver to Borrower a statement showing the computations used by Lender in determining any applicable LIBO Rate hereunder.

3.4       Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a year of (a) 360 days for interest calculated at the LIBO Rate and (b) 365/366 days for interest calculated at the Base Rate. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.

SECTION 4     FEES.

4.1       [Reserved].

4.2       [Reserved].

4.3       [Reserved].

4.4       Commitment Fee. Borrower agrees to pay to Lender a commitment fee in the amount of $17,810.00, which shall be fully earned and due and payable on the Closing Date.

SECTION 5     PREPAYMENTS.

5.1       [Reserved].

5.2       Prepayments.

5.2.1       Voluntary Prepayments. Borrower may from time to time prepay the Loans in whole or in part; provided that Borrower shall give Lender notice thereof not later than 11:00 A.M., Chicago time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $50,000.

5.2.2       Mandatory Prepayments.

(a)       Borrower shall make prepayments of the Term Loan until paid in full upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”):

(i)       Concurrently with the receipt by any Loan Party of any cash proceeds from any sale or transfer of Collateral, in an amount equal to 100% of such cash proceeds net of (1) the direct costs relating to such sale or transfer (including sales commissions and legal, accounting and investment banking fees), (2) taxes paid or reasonably estimated by Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (3) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such sale or transfer (other than the Loans).

(ii)       Concurrently with the receipt by any Loan Party of any proceeds from any issuance of any Debt of any Loan Party secured by the Collateral (excluding Debt permitted by Section 11.1), in an amount equal to 100% of such proceeds.

5.3       Manner of Prepayments. Each voluntary partial prepayment shall be in a principal amount of $100,000 or a higher integral multiple of $50,000. Any partial prepayment of a Group of LIBOR Loans shall be subject to the proviso to Section 2.2.3(a). Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 7.4. Except as otherwise provided by this Agreement, all principal payments in respect of the Loans shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBO Rate Loans in direct order of Interest Period maturities.

5.4       Repayments.

5.4.1       [Reserved].

5.4.2       Term Loan. The outstanding principal balance of the Term Loan shall be paid in full on the Termination Date.

SECTION 6     MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

6.1       Making of Payments. All payments of principal or interest on the Note(s), and of all fees, shall be made by Borrower to Lender in immediately available funds at the office specified by Lender not later than noon, Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by Lender on the following Business Day. All payments under Section 7.1 shall be made by Borrower directly to Lender without setoff, counterclaim or other defense.

6.2       Application of Certain Payments. So long as no Default or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Sections 5.2 and 5.3. After the occurrence and during the continuance of a Default or Event of Default, all amounts collected or received by Lender as proceeds from the sale of, or other realization upon, all or any part of the Collateral shall be applied as Lender shall determine in its discretion.

6.3       Due Date Extension. If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

6.4       Setoff. Borrower and each other Loan Party agrees that Lender has all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower and each other Loan Party agrees that at any time any Event of Default exists, Lender may apply to the payment of any Obligations of Borrower and each other Loan Party hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower and each other Loan Party then or thereafter with Lender.

6.5       Taxes.

(a)       All payments made by a Loan Party hereunder or under any Loan Documents shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder or under the Loan Documents (including any payment of principal, interest, or fees) to, or for the benefit, of any person shall be made by a Loan Party free and clear of and without deduction or withholding for, or account of, any Taxes now or hereinafter imposed by any taxing authority.

(b)       If a Loan Party shall be required by applicable law to deduct any Taxes from or in respect of any sum payable to any Recipient hereunder or any other Loan Document: (i) such Loan Party shall make such deductions; (ii) such Loan Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law; and (iii) if the Taxes are Indemnified Taxes, the sum payable shall be increased by the Loan Party as much as shall be necessary so that after making all the required deductions (including deductions applicable to additional sums payable under this Section 6.5), the Recipient receives an amount equal to the sum it should have received had no such deductions been made. In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by the Loan Parties to a Governmental Authority pursuant to this Section, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(c)       The Loan Parties shall jointly and severally indemnify, and within ten (10) days of demand therefor, pay Lender and each other Recipient for the full amount of Indemnified Taxes and other liabilities, expenses and costs related thereto (including without limitation, reasonable attorneys’ or tax advisors’ fees and disbursements and Taxes imposed on amounts received under this Section 6.5) that are paid by, or imposed on, Lender or such other Recipient (and any of their respective affiliates), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A demand as to the amount of such payment or liability delivered to the Loan Parties by a Lender, shall be conclusive absent manifest error.

(d)       If Borrower makes any payment hereunder or under any Loan Document in respect of which it is required by applicable law to deduct or withhold any Taxes, Borrower shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 6.5(d)), the amount paid to Lender equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 6.5(d). To the extent Borrower withholds any Taxes on payments hereunder or under any Loan Document, Borrower shall pay the full amount deducted to the relevant taxing authority within the time allowed for payment under applicable law and shall deliver to Lender within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to Lender) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

SECTION 7     INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

7.1       Increased Costs, (a) If, after the date hereof, any Change in Law: (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the FRB, but excluding any reserve included in the determination of the LIBO Rate pursuant to Section 3), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by Lender; (ii) subject any Recipient to any Taxes (other than Indemnified Taxes and Excluded Taxes) on its loan, loan principal, letters of credit, commitments or other obligations, or its deposit reserves, other liabilities or capital attributable thereto; or (iii) shall impose on Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described in clauses (i), (ii) and (iii) above is to increase the cost to (or to impose a cost on) Lender (or any LIBOR Office of Lender) of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by Lender (or its LIBOR Office) (whether of principal, interest or any other amount) under this Agreement or under its Note with respect thereto, then upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrower shall pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is nine months prior to the date on which Lender first made demand therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(b)       If Lender shall reasonably determine that any Change in Law regarding capital adequacy, affecting Lender, or any lending office of Lender, or Lender’s holding company, if any, has or would have the effect of reducing the rate of return on Lender’s or Lender’s holding company’s, if any, capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such controlling Person could have achieved but for such Change in Law (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Lender or such controlling Person to be material, then from time to time, upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrower shall pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction so long as such amounts have accrued on or after the day which is nine months prior to the date on which Lender first made demand therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

7.2       Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period:

(a)       Lender reasonably determines (which determination shall be binding and conclusive on Borrower) that by reason of circumstances affecting the interbank LIBOR market adequate and reasonable means do not exist for ascertaining the applicable LIBO Rate; or

(b)       Lender reasonably determines (which determination shall be binding and conclusive on Borrower) that for any reason in connection with any request for a LIBOR Loan or a conversion thereto or a continuation thereof that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such LIBOR Loans, the LIBO Rate as determined by Lender will not adequately and fairly reflect the cost to Lender of maintaining or funding LIBOR Loans for such Interest Period or that the making or funding of LIBOR Loans has become impracticable as a result of an event occurring after the date of this Agreement which in the opinion of Lender materially affects such Loans;

then Lender shall promptly notify Borrower and, so long as such circumstances shall continue, (i) Lender shall not be under any obligation to make or convert any Base Rate Loans into LIBOR Loans and (ii) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan, until Lender revokes such notice.

7.3       Changes in Law Rendering LIBOR Loans Unlawful. If any Change in Law should make it (or in the good faith judgment of Lender cause a substantial question as to whether it is) unlawful, or that any Governmental Authority has asserted that it is unlawful, for Lender to make, maintain or fund LIBOR Loans or determine or charge interest rates based on the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) Lender shall have no obligation to make or continue LIBOR Loans or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by Lender which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the Group of LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

7.4       Funding Losses. Borrower hereby agrees that upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, Borrower will indemnify Lender against any net loss or expense which Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Loan), as reasonably determined by Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 7.3), (b) any failure of Borrower to borrow, prepay, convert or continue any Loan on a date specified therefor in a notice of borrowing, prepayment, conversion or continuation pursuant to this Agreement, (c) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period. For this purpose, all notices to Lender pursuant to this Agreement shall be deemed to be irrevocable and conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such notice within 10 days after receipt thereof.

7.5       Right of Lender to Fund through Other Offices. Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by Lender and the obligation of Borrower to repay such Loan shall nevertheless be to Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

7.6       Discretion of Lender as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBO Rate for such Interest Period.

7.7       Mitigation of Circumstances. Lender shall promptly notify Borrower of any event of which it has knowledge which will result in, and will use reasonable commercial efforts available to it (and not, in Lender’s sole judgment, otherwise disadvantageous to Lender) to mitigate or avoid, (i) any obligation by Borrower to pay any amount pursuant to Sections 6.5 or 7.1 or (ii) the occurrence of any circumstances described in Sections 7.2 or 7.3 (and, if Lender has given notice of any such event described in clause (i) or (ii) above and thereafter such event ceases to exist, Lender shall promptly so notify Borrower). Without limiting the foregoing, Lender will designate a different funding office if such designation will avoid (or reduce the cost to Borrower of) any event described in clause (i) or (ii) above and such designation will not, in Lender’s sole judgment, be otherwise disadvantageous to Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

7.8       Conclusiveness of Statements; Survival of Provisions. Determinations and statements of Lender pursuant to Sections 7.1, 7.2, 7.3 or 7.4 shall be conclusive absent demonstrable error. Lender may use reasonable averaging and attribution methods in determining compensation under Sections 7.1 and 7.4, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Note(s), and termination of this Agreement.

7.9       Effect of Benchmark Transition Event.

(a)       Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Lender (without any action or consent by any other party to this Agreement) may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after Lender has provided notice of such proposed amendment to Borrower. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Borrower has delivered to Lender written notice that Borrower accepts such amendment. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 7.9 will occur prior to the applicable Benchmark Transition Start Date.

(b)       Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)       Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section 7.9, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 7.9.

(d)       Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower will be deemed to have converted any pending request for a LIBOR Loan, and any conversion to or continuation of any LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period into a request for a borrowing of or conversion to Base Rate Loans.

(e)       Certain Defined Terms. As used in this Section 7.9:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Lender in consultation with Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for U.S. dollar-denominated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.25%, the Benchmark Replacement will be deemed to be 0.25% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Lender in consultation with Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or

(2)      in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:

(1)      a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;

(2)       a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or

(3)       a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Lender by notice to Borrower.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 7.9 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 7.9.

“Early Opt-in Election” means the occurrence of:

(1)       a determination by Lender that U.S. dollar-denominated credit facilities being executed at such time, or that include language similar to that contained in this Section 7.9 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and

(2)       the election by Lender to declare that an Early Opt-in Election has occurred and the provision by Lender of written notice of such election to Borrower.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

SECTION 8  COLLATERAL AND COLLATERAL ADMINISTRATION.

8.1       Grant. The Obligations of the Borrower will be secured by liens on the Mortgaged Property described in the Mortgage.

8.2       [Reserved].

8.3       [Reserved].

8.4       Communications with Obligors; Loan Parties Remain Liable. Lender in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Mortgaged Property to verify with them to Lender’s satisfaction the existence, amount and terms of any amounts due to Borrower with respect to the Mortgage Property.

8.5       [Reserved].

8.6       [Reserved].

8.7       [Reserved].

8.8       [Reserved].

8.9       [Reserved].

8.10     [Reserved].

8.11     [Reserved].

8.12     [Reserved].

8.13     Acknowledgements. Each Loan Party hereby acknowledges that:

(a)       it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)       Lender has no fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)       no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby the Loan Parties and Lender.

8.14       Additional Parties. Each Loan Party that is required to become a party to this Agreement pursuant to Section 10.9 of this Agreement shall become a Loan Party for all purposes of this Agreement upon execution and delivery by such Loan Party of a joinder agreement in a form acceptable to Lender.

8.15      Releases. (a) At such time as the Secured Obligations have been Paid in Full, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of Lender and each Loan Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Loan Party. At the request and sole expense of any Loan Party following any such termination, Lender shall deliver to the Loan Parties any Collateral held by Lender hereunder, and execute and deliver to the Loan Parties such documents as the Loan Parties shall reasonably request to evidence such termination.

(b)       If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by this Agreement, then Lender, at the request and sole expense of such Loan Party, shall execute and deliver to such Loan Party all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of Borrower, a Loan Guarantor shall be released from its obligations hereunder in the event that all the equity interests of such Loan Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by this Agreement; provided that Borrower shall have delivered to Lender, with reasonable notice prior to the date of the proposed release, a written request for release identifying the relevant Loan Guarantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents.

8.16       Obligations and Liens Absolute and Unconditional. Each Loan Party understands and agrees that the obligations of each Loan Party under this Agreement shall be construed as continuing, absolute and unconditional without regard to (a) the validity or enforceability of any Loan Document, any of the Secured Obligations or any other collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Loan Party or any other Person against Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Loan Party) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Loan Party for the Secured Obligations, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Loan Party or Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any other Loan Party or any other Person or against any collateral security or guaranty for the Secured Obligations or any right of offset with respect thereto, and any failure by Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Loan Party or any other Person or to realize upon any such collateral security or guaranty or to exercise any such right of offset, or any release of any other Loan Party or any other Person or any such collateral security, guaranty or right of offset, shall not relieve any Loan Party of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Lender against any Loan Party. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

8.17       Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of a Loan Party’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 9   REPRESENTATIONS AND WARRANTIES.

To induce Lender to enter into this Agreement and to induce Lender to make Loans hereunder, each Loan Party represents and warrants to Lender that:

9.1       Organization. Each Loan Party is validly existing and in good standing (or equivalent) under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.

9.2       Authorization; No Conflict. Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, Borrower is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any Governmental Authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party (other than Liens in favor of Lender created pursuant to the Collateral Documents).

9.3       Validity and Binding Nature. Each of this Agreement and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4       Financial Condition. The internally-prepared financial statements of PBI and its Subsidiaries delivered to Lender prior to the Closing Date present fairly the consolidated financial condition of PBI and its Subsidiaries as at the dates reflected therein and the results of their operations for the periods then ended.

9.5       No Material Adverse Change. There has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole.

9.6       Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to any Loan Parties’ knowledge, threatened against any Loan Party which could reasonably be expected to have a Material Adverse Effect, except as set forth in Schedule 9.6. Other than any liability incident to such litigation or proceedings, no Loan Party has any material Contingent Liabilities not listed on Schedule 9.6 or permitted by Section 11.1.

9.7       Ownership of Properties; Liens. Each Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except as permitted by Section 11.2. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except filings evidencing Permitted Liens and filings for which termination statements have been delivered to Lender or payoff letters satisfactory to Lender in its reasonable determination have been delivered to Lender with respect to the Debt to be repaid.

9.8       Equity Ownership; Subsidiaries. All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Lender, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 9.8 sets forth the issued authorized Capital Securities of each Loan Party as of the Closing Date. As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party.

9.9       Employee Benefit Plans. No Loan Party has created or maintained for its employees nor has an obligation to make contributions to any Plan.

9.10     Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11     Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

9.12     Regulation U. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

9.13     Taxes. Each Loan Party has timely filed all Tax returns and reports required by law to have been filed by it and has paid all Taxes and governmental charges due and payable with respect to such return or otherwise owing by a Loan Party, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books and such proceedings stay the enforcement and collection upon any Lien for such Taxes. The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all Taxes that have accrued but which are not yet due and payable. No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011- 4(b)(2) (irrespective of the date when the transaction was entered into).

9.14     Solvency, etc. On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated in accordance with GAAP, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

9.15       Environmental Matters. The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. Each Loan Party has obtained, and maintains in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Governmental Authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, arising from operations prior to the Closing Date, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances.

9.16       Insurance. Each Loan Party and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

9.17       [Reserved].

9.18       Information. All information heretofore or contemporaneously herewith furnished in writing by any Loan Party to Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Lender that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.19       Intellectual Property. Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect.

9.20       Burdensome Obligations. No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have a Material Adverse Effect.

9.21       Labor Matters. Except as set forth on Schedule 9.21, no Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.

9.22       Anti-Terrorism Laws. (a) No Loan Party (and, to the knowledge of each Loan Party, no joint venture or subsidiary thereof) is in violation in any material respects of any United States Requirements of Law relating to terrorism, sanctions or money laundering (the “Anti-Terrorism Law”), including the United States Executive Order No. 13224 on Terrorist Financing (the “Anti-Terrorism Order”) and the Patriot Act.

(b)       No Loan Party (and, to the knowledge of each Loan Party, no joint venture or subsidiary thereof) (i) is listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (ii) is owned or controlled by, or acting for or on behalf of, any person listed in the annex to, or is otherwise subject to the provisions of, the Anti-Terrorism Order, (iii) commits, threatens or conspires to commit or supports “terrorism” as defined in the Anti-Terrorism Order or (iv) is named as a “specially designated national and blocked person” in the most current list published by OFAC.

(c)       No Loan Party (and, to the knowledge of each Loan Party, no joint venture or Affiliate thereof) (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clauses (b)(i) through (b)(iv) above, (ii) deals in, or otherwise engages in any transactions relating to, any property or interests in property blocked pursuant to the Anti-Terrorism Order or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

9.23       No Default. No Default or Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

9.24       Sanctions; Anti-Corruption.

(a)       Sanctioned Persons. None of Borrower, any of its Subsidiaries or, to the knowledge of Borrower, any director, officer, employee, agent, or affiliate of Borrower or any of its Subsidiaries is an individual or entity that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(b)       Dealings with Sanctioned Persons. For the past five years, neither Borrower nor any of its Subsidiaries has knowingly engaged in, or is now knowingly engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

(c)       Anti-Corruption Laws. Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of Borrower, the agents of Borrower and its Subsidiaries, are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law in all material respects.

9.25       Patriot Act. To the extent applicable, each of Borrower and its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.

9.26       Certificate of Beneficial Ownership. As of Closing Date, the information contained in the Certificate of Beneficial Ownership is true, correct and complete.

9.27       Related Agreements, etc. (a) Borrower has heretofore furnished Lender a true and correct copy of the Related Agreements.

(b)       Each Loan Party and, to each Loan Party’s knowledge, each other party to the Related Agreements, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby.

(c)       The Related Transactions comply with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by the Loan Parties and, to each Loan Party’s knowledge, each other party to the Related Agreements in connection with the Related Transactions will be, prior to consummation of the Related Transactions, duly obtained and will be in full force and effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions.

(d)       The execution and delivery of the Related Agreements did not, and the consummation of the Related Transactions will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Loan Party or, to any Loan Party’s knowledge, any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Loan Party is a party or by which any Loan Party is bound or, to Loan Party’s knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound.

(e)       No statement or representation made in the Related Agreements by any Loan Party or, to any Loan Party’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

9.28       [Reserved].

9.29       Loan Party Information. On the date hereof, Schedule 9.29 sets forth (a) each Loan Party’s jurisdiction of organization, (b) the location of each Loan Party’s chief executive office, (c) each Loan Party’s exact legal name as it appears on its organizational documents and (d) each Loan Party’s organizational identification number (to the extent a Loan Party is organized in a jurisdiction which assigns such numbers) and federal employer identification number.

9.30       Certain Property. None of the Collateral constitutes, or is the Proceeds of, (a) Farm Products, (b) Health Care Insurance Receivables or (c) vessels, aircraft or any other property subject to any certificate of title or other registration statute of the United States, any State or other jurisdiction.

SECTION 10      AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are Paid in Full, each Loan Party agrees that, unless at any time Lender shall otherwise expressly consent in writing, it will:

10.1       Reports, Certificates and Other Information. Furnish to Lender:

10.1.1       [Reserved].

10.1.2       Interim Reports. Promptly when available and in any event within 30 days after the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2020, consolidated and consolidating balance sheets of PBI and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of PBI.

10.1.3       Compliance Certificates. Contemporaneously with the furnishing of a copy of each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in form acceptable to Lender, with appropriate insertions, dated the date of such quarterly statements and signed by a Senior Officer of Borrower, containing (i) a statement that such officer has not become aware of any Default or Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it and (ii) a written statement of Borrower’s management setting forth a discussion of Borrower’s financial condition, changes in financial condition and results of operations.

10.1.4       [Reserved].

10.1.5       Notice of Default, Litigation, ERISA and other Matters. Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by the applicable Loan Party or the Subsidiary affected thereby with respect thereto:

(a)       the occurrence of an Event of Default or a Default;

(b)       any litigation, arbitration or governmental investigation or proceeding not previously disclosed by any Loan Party to Lender which has been instituted or, to the knowledge of any Loan Party, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

(c)       the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that a Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of a Loan Party with respect to any post-retirement welfare benefit plan or other Plan, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent the receipt of any notice from a Governmental Authority that any Plan intended to be qualified under Section 401 of the Code is not so qualified or that damages, fines, excise taxes, or penalties may be imposed on any Loan Party with respect to a Plan;

(d)       any cancellation or material change in any insurance maintained by any Loan Party;

(e)       any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect,

(f)       any Lien (other than Permitted Liens) on any of the Collateral which would adversely affect the ability of Lender to exercise any of its remedies hereunder; or

(g)       the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the Liens created hereby.

10.1.6       [Reserved].

10.1.7       Management Reports. Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to PBI or Borrower by independent auditors in connection with each annual or interim audit made by such auditors of the books of PBI or Borrower.

10.1.8       Tax Returns. As soon as possible and in any event within 5 days of filing thereof, copies of all tax returns filed by Allan C. Silber with the Canada Revenue Agency.

10.1.9       Brokerage Account Statements. Promptly when available and in any event within 30 days after the end of each calendar quarter, copies of account statements for any brokerage or investments accounts maintained by Allan C. Silber.

10.1.10     Related Transaction Notices. Promptly following receipt, copies of any material notices (including notices of default) received in connection with the Related Transactions.

10.1.11     Certificate of Beneficial Ownership. (a) Promptly after any change in the individual(s) identified as a beneficial owner in Certificate of Beneficial Ownership and in no event later than contemporaneously with the next scheduled delivery of financial statements pursuant to Section 10.1.1 or 101.2, an updated Certificate of Beneficial Ownership in form and substance acceptable to Lender and, (b) promptly from time to time, such other information and documentation related to compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation, as Lender may reasonably request.

10.1.12     Personal Net Worth Statement. Promptly when available and in any event within 30 days after the end of each calendar year, a statement of personal net worth for Allan C. Silber, in form and detail acceptable to Lender in its sole discretion.

10.1.13     Other Information. Promptly from time to time, such other information (including, without limitation, business or financial data, reports, appraisals and projections) concerning the Loan Parties, their properties or business, as Lender may reasonably request.

10.2       Books, Records and Inspections. Keep its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit Lender or any representative thereof to inspect the properties and operations of the Loan Parties; and permit at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), Lender or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and each Loan Party hereby authorizes such independent auditors to discuss such financial matters with Lender or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit Lender and its representatives to inspect the Inventory and other tangible assets of the Loan Parties, to perform appraisals of the equipment of the Loan Parties, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to Inventory, Accounts and any other collateral. All such inspections or audits by Lender shall be at Borrower’s expense, provided that so long as no Default or Event of Default exists, Borrower shall not be required to reimburse Lender for inspections or audits more frequently than once each Fiscal Year.

10.3       Maintenance of Property; Insurance. (a) Keep all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted.

(b)       Maintain with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated, but which shall insure against all risks and liabilities of the type identified on Schedule 9.16 and shall have insured amounts no less than, and deductibles no higher than, those set forth on such schedule; and, upon request of Lender, furnish to Lender original or electronic copies of policies evidencing such insurance, and a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties. Borrower shall cause each issuer of an insurance policy to provide Lender with an endorsement (i) showing Lender as lender loss payee with respect to each policy of property or casualty insurance and naming Lender as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ (except for non-payment of premium, in which case a 10 days’) notice will be given to Lender prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to Lender. Each Loan Party shall execute and deliver to Lender a collateral assignment, in form and substance satisfactory to Lender, of each business interruption insurance policy maintained by such Loan Party.

(c)       UNLESS BORROWER PROVIDES LENDER WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, LENDER MAY PURCHASE INSURANCE AT BORROWER’S EXPENSE TO PROTECT LENDER’S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT ANY LOAN PARTY’S INTERESTS. THE COVERAGE THAT LENDER PURCHASES MAY NOT PAY ANY CLAIM THAT IS MADE AGAINST ANY LOAN PARTY IN CONNECTION WITH THE COLLATERAL. BORROWER MAY LATER CANCEL ANY INSURANCE PURCHASED BY LENDER, BUT ONLY AFTER PROVIDING LENDER WITH EVIDENCE THAT BORROWER HAS OBTAINED INSURANCE AS REQUIRED BY THIS AGREEMENT. IF LENDER PURCHASES INSURANCE FOR THE COLLATERAL, BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT MAY BE IMPOSED WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE PRINCIPAL AMOUNT OF THE LOANS OWING HEREUNDER. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF THE INSURANCE THE LOAN PARTIES MAY BE ABLE TO OBTAIN ON THEIR OWN.

10.4       Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the OFAC, the Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, (c) without limiting clause (a) above, comply with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations and (d) pay prior to delinquency, all Taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any collateral, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of the collateral to satisfy such claim.

10.5       Maintenance of Existence, etc. Maintain and preserve (subject to Section 11.5) (a) its existence and good standing (or equivalent) in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (other than such jurisdictions in which the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect).

10.6       Use of Proceeds. Use the proceeds of the Loans, solely to finance the Related Transactions, for working capital purposes, for Capital Expenditures and for other general business purposes; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.7       [Reserved].

10.8       Environmental Matters. If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, the applicable Loan Party shall cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the applicable Loan Party shall comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance. To the extent that the transportation of Hazardous Substances is permitted by this Agreement, each Loan Party shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating in compliance with Environmental Laws.

10.9       Further Assurances. At any time and from time to time, upon the written request of Lender, and at the sole expense of such Loan Party, such Loan Party will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including filing any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby.

10.10       [Reserved].

10.11       [Reserved].

10.12       [Reserved].

10.13       [Reserved].

10.14       [Reserved].

10.15       [Reserved].

10.16       [Reserved].

10.17       [Reserved].

10.18       [Reserved].

10.19       This Agreement. Each of the Loan Parties (other than Borrower) covenants that it will, and, if necessary, will cause or enable Borrower to, fully comply with each of the covenants and other agreements set forth in this Agreement.

SECTION 11      NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are Paid in Full, each Loan Party agrees that, unless at any time Lender shall otherwise expressly consent in writing, it will:

11.1       Debt. Not create, incur, assume or suffer to exist any Debt, except:

(a)       Obligations under this Agreement and the other Loan Documents;

(b)       Hedging Obligations approved by Lender and incurred in favor of Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation; and

(c)       Contingent Liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 11.5.

11.2       Liens. Not create or permit to exist any Lien on any Collateral (whether now owned or hereafter acquired), except as provided in the Mortgage.

11.3       [Reserved].

11.4       Restricted Payments. Not (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to Borrower or to a domestic Wholly-Owned Subsidiary; (ii) so long as no Event of Default is continuing and (a) the applicable Loan Party shall not be a separately taxable entity for federal income tax purposes, and (b) such Loan Party gives Lender sufficient documentation to verify compliance with this clause one (1) Business Day prior to the distribution, such Loan Party may make Permitted Tax Distributions; and (iv) Borrower may make regularly scheduled payments of interest in respect of Subordinated Debt to the extent permitted under the subordination provisions thereof.

11.5       Mergers, Consolidations, Sales. Not (a) be a party to any merger or consolidation, (b) sell, transfer, dispose of, convey or lease any of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory in the ordinary course of business, or (c) sell or assign with or without recourse any receivables.

11.6       Modification of Organizational Documents. Not amend or modify its charter, by-laws or other organizational documents in any way which could reasonably be expected to materially adversely affect the interests of Lender; not change its state of formation or its organizational form.

11.7       Transactions with Affiliates. Not enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

11.8       Unconditional Purchase Obligations. Not enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

11.9       Inconsistent Agreements. Not enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to Lender, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.

11.10       [Reserved].

11.11       Investments. Not make or permit to exist any Investment in any other Person, except the following:

(a)       Investments constituting Debt permitted by Section 11.1;

(b)       Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(c)       Cash Equivalent Investments; and

(d)       bank deposits in the ordinary course of business maintained with Lender;

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; (y) no Investment otherwise permitted by clause (a) or (b) shall be permitted to be made if, immediately before or after giving effect thereto, any Default or Event of Default exists.

11.12       Restriction of Amendments to Certain Documents. Not amend or otherwise modify, or waive any rights under any Related Agreements, other than immaterial amendments, modifications and waivers not materially adverse to the interests of Lender.

11.13       Fiscal Year. Not change its Fiscal Year.

11.14       Minimum Liquidity. Not permit the Liquidity of Allan C. Silber to be less than $2,000,000, determined at the end of each calendar quarter, beginning with the calendar quarter ending September 30, 2020.

SECTION 12       EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of Lender to make its Loans is subject to the following conditions precedent:

12.1       Initial Credit Extension. The obligation of Lender to make the initial Loans is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent, each of which must be satisfied in a manner satisfactory to Lender:

12.1.1       Repayment of Debt to be Repaid. All Debt to be Repaid has been (or concurrently with the initial borrowing will be) paid in full, and that all agreements and instruments governing the Debt to be Repaid and that all Liens securing such Debt to be Repaid have been (or concurrently with the initial borrowing will be) terminated;

12.1.2       Related Transactions. Lender shall have received evidence, reasonably satisfactory to Lender, that Borrower has completed, or concurrently with the initial credit extension hereunder will complete, the Related Transactions in accordance with the terms of the Related Agreements (without any amendment thereto or waiver thereunder unless consented to by Lender).

12.1.3       Documentation. Lender shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to Lender), in form and substance satisfactory to Lender (and the date on which all such conditions precedent have been satisfied or waived in writing by Lender is called the “Closing Date”):

(a)         Agreement and Notes. This Agreement and, to the extent requested by Lender, a Note.

(b)      Authorization Documents. For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate Governmental Authority; (b) good standing certificates (or equivalent) in its state of incorporation (or formation) and in each other state requested by Lender; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents (it being understood that Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(c)       Consents, etc. Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the documents referred to in this Section 12.

(d)        Letter of Direction. A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.

(e)       Real Estate Documents. With respect to each parcel of real property owned by any Loan Party, a duly executed Mortgage providing for a fully perfected Lien, in favor of Lender, in all right, title and interest of Borrower or such Subsidiary in such real property, together with:

(i)       an ALTA Loan Title Insurance Policy, issued by an insurer acceptable to Lender, insuring Lender’s first priority Lien on such real property and containing such endorsements as Lender may reasonably require (it being understood that the amount of coverage, exceptions to coverage and status of title set forth in such policy shall be acceptable to Lender);

(ii)       copies of all documents of record concerning such real property as shown on the commitment for the ALTA Loan Title Insurance Policy referred to above;

(iii)       original or certified copies of all insurance policies required to be maintained with respect to such real property by this Agreement, the applicable Mortgage or any other Loan Document;

(iv)       a survey certified to Lender meeting such standards as Lender may reasonably establish and otherwise reasonably satisfactory to Lender;

(v)       a flood insurance policy concerning such real property, if required by the Flood Disaster Protection Act of 1973; and

(vi)       an appraisal, prepared by an independent appraiser engaged directly by Lender of such parcel of real property or interest in real property, which appraisal shall satisfy the requirements of the Financial Institutions Reform, Recovery and Enforcement Act, if applicable, and shall evidence compliance with the supervisory loan-to-value limits set forth in the Federal Deposit Insurance Corporation Improvement Act of 1991, if applicable.

(f)       Opinions of Counsel. Opinions of counsel for each Loan Party, including local counsel reasonably requested by Lender.

(g)       Insurance. Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that Lender has been named as a loss payee and an additional insured on all related insurance policies.

(h)       Payment of Fees. Evidence of payment by Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of Lender to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Lender’s reasonable estimate of Attorney Costs incurred or to be incurred by Lender through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Lender).

(i)       Environmental Reports. Environmental site assessment reports requested by Lender.

(j)       Search Results; Lien Terminations. Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) payoff letters evidencing repayment in full of all Debt to be Repaid, the termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing (other than Liens permitted by Section 11.2) and (c) such other Uniform Commercial Code termination statements as Lender may reasonably request.

(k)       Filings, Registrations and Recordings. Lender shall have received each document (including Uniform Commercial Code financing statements) required by the Collateral Documents or under law or reasonably requested by Lender to be filed, registered or recorded in order to create in favor of Lender a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 11.2), in proper form for filing, registration or recording.

(l)       Closing Certificate, Consents and Permits. A certificate executed by an officer of Borrower on behalf of Borrower certifying the matters set forth in Section 12.2.1 as of the Closing Date.

(m)       Certificate of Beneficial Ownership. At least three days prior to the Closing Date, a Certificate of Beneficial Ownership containing information required by the Beneficial Ownership Regulation with respect to Borrower, addressed to Lender.

(n)       Copies of Documents. Copies of the Related Agreements certified by the secretary or assistant secretary (or similar officer) of Borrower as being true, accurate and complete.

(o)       Other. Such other documents as Lender may reasonably request.

12.2       Conditions. The obligation of Lender to make each Loan is subject to the following further conditions precedent that:

12.2.1       Compliance with Warranties, No Default, etc. Both before and after giving effect to any borrowing, the following statements shall be true and correct:

(a)       the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

(b)       no Default or Event of Default shall have then occurred and be continuing.

12.2.2       Confirmatory Certificate. If requested by Lender, Lender shall have received a certificate dated the date of such requested Loan and signed by a duly authorized representative of Borrower as to the matters set out in Section 12.2.1 (it being understood that each request by Borrower for the making of a Loan shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan), together with such other documents as Lender may reasonably request in support thereof.

SECTION 13       EVENTS OF DEFAULT AND THEIR EFFECT.

13.1       Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

13.1.1       Non-Payment of the Loans, etc. Default in the payment when due of the principal of any Loan; or default, and continuance thereof for three (3) days, in the payment when due of any interest, fee, or other amount payable by Borrower hereunder or under any other Loan Document.

13.1.2       Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $500,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

13.1.3       Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, any Loan Party with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.

13.1.4       Bankruptcy, Insolvency, etc. Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

13.1.5       Non-Compliance with Loan Documents. (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1, 10.3(b), 10.5, 10.6, 10.11 or Section 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13) and continuance of such failure described in this clause (b) for 30 days.

13.1.6       Representations; Warranties. Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

13.1.7       [Reserved].

13.1.8       Judgments. Final judgments which exceed an aggregate of $250,000 shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

13.1.9       Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

13.1.10       [Reserved].

13.1.11       Change of Control. A Change of Control shall occur.

13.1.12       Material Adverse Effect. The occurrence of any event having a Material Adverse Effect.

13.2     Effect of Event of Default. If any Event of Default described in Section 13.1.4 shall occur in respect of Borrower, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind (provided, however, that notwithstanding the foregoing, Hedging Obligations shall terminate only in accordance with the terms of the relevant Hedging Agreement); and, if any other Event of Default shall occur and be continuing, Lender may declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind. Lender shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered to the Lender shall be held by Lender (without liability for interest thereon) and applied to any Obligations hereunder and any excess shall be delivered to Borrower or as a court of competent jurisdiction may elect.

13.3       [Reserved].

SECTION 14       GENERAL.

14.1       Waiver; Amendments. No delay on the part of Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

14.2       Confirmations. Borrower and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.

14.3       Notices. Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex A or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2 and 2.2.3, Lender shall be entitled to rely on telephonic instructions from any person that Lender in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold Lender harmless from any loss, cost or expense resulting from any such reliance.

14.4       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement, or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)       a reduction in full or in part or cancellation of any such liability;

(ii)      a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

14.5       Costs and Expenses. (a) Each Loan Party, jointly and severally, agrees to pay on demand all reasonable out-of-pocket costs and expenses of Lender (including Attorney Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of any Collateral and the costs of Intralinks (or other similar service), if applicable) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendment, supplement or waiver to any Loan Document), whether or not the transactions contemplated hereby or thereby shall be consummated, and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by Lender after an Event of Default in connection with the collection of the Obligations or the enforcement of this Agreement the other Loan Documents or any such other documents or during any workout, restructuring or negotiations in respect thereof. In addition, each Loan Party agrees to pay, and to save Lender harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Lender of their rights pursuant to Section 10.2. All Obligations provided for in this Section 14.5 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

(b)       Each Loan Party agrees to pay, and to save Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c)       The agreements in this Section 14.5 shall survive repayment of all (and shall be) Secured Obligations (and termination of all commitments under this Agreement), any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

14.6       GOVERNING LAW. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF INDIANA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

14.7       Confidentiality. As required by federal law and Lender’s policies and practices, Lender may need to obtain, verify, and record certain customer identification information and documentation in connection with opening or maintaining accounts, or establishing or continuing to provide services. Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Lender may disclose such information (a) to Persons employed or engaged by Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 14.7 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party; (f) to any nationally recognized rating agency that requires access to information about Lender’s investment portfolio in connection with ratings issued with respect to Lender; (g) to any Affiliate of Lender or any other Person who may provide Bank Products to the Loan Parties; (h) to Lender’s independent auditors and other professional advisors as to which such information has been identified as confidential; or (i) that ceases to be confidential through no fault of Lender. Notwithstanding the foregoing, Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements. If any provision of any confidentiality agreement, non-disclosure agreement or other similar agreement between Borrower and Lender conflicts with or contradicts this Section 14.7 with respect to the treatment of confidential information, this section shall supersede all such prior or contemporaneous agreements and understandings between the parties.

14.8       Severability. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Loan Parties and rights of Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

14.9       Nature of Remedies. All Obligations of the Loan Parties and rights of Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

14.10       Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by the Loan Parties of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Lender.

14.11       Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof. Electronic records of executed Loan Documents maintained by Lender shall deemed to be originals.

14.12       Successors and Assigns. This Agreement shall be binding upon the Loan Parties, Lender and their respective successors and assigns, and shall inure to the benefit of the Loan Parties, Lender and the successors and assigns of Lender. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. No Loan Party may assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Lender.

14.13       Assignments; Participations.

14.13.1       Assignments. (a) Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of its Loans and Commitments, with the prior written consent of Borrower, so long as no Event of Default exists (which consent shall not be unreasonably withheld or delayed and shall not be required for an assignment by Lender to an Affiliate of Lender). Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within three Business Days after notice thereof.

(b)       From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to an assignment agreement between Lender and the Assignee, shall have the rights and obligations of Lender hereunder and (ii) Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. Upon the request of the Assignee (and, as applicable, Lender) pursuant to an effective assignment agreement, Borrower shall execute and deliver to the Assignee (and, as applicable, Lender) a Note in the principal amount of the Assignee’s pro rata share of the principal amount of the Assignee’s Term Loan (and, as applicable, a Note in the principal amount of the pro rata share of the principal amount of the Term Loan retained by Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by Lender of such Note, Lender shall return to Borrower any prior Note held by it.

(c)       Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

14.13.2       Participations. Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by Lender of a participating interest to a Participant, (a) Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder, (c) all amounts payable by Borrower shall be determined as if Lender had not sold such participation and shall be paid directly to Lender, and (d) Lender shall maintain as a non-fiduciary agent of Borrower, a register (the “Participation Register”) as to the participations granted and transferred under this Section 14.3.2 containing the same information specified in Section 14.13.1 on the Participation Register as if the participant were a Lender, and no participation may be transferred except as recorded in such Participation Register. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lender, and Lender agrees to share with each Participant, on a pro rata basis. Borrower also agrees that each Participant shall be entitled to the benefits of Section 6.5 or 7 as if it were Lender (provided that on the date of the participation no Participant shall be entitled to any greater compensation pursuant to Section 6.5 or 7 than would have been paid to Lender on such date if no participation had been sold and that each Participant complies with Section 6.5(d) as if it were a direct assignee). This Section and Section 14.13.1 shall be construed so that the Loans are at all times maintained in “registered form” for the purposes of the Code and any related regulations (and any successor provisions).

14.14       Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

14.15       Customer Identification - USA Patriot Act Notice. CIBC US (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow CIBC US, as applicable, to identify the Loan Parties in accordance with the Act.

14.16       INDEMNIFICATION BY LOAN PARTIES. IN CONSIDERATION OF THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY LENDER AND THE AGREEMENT TO EXTEND THE COMMITMENTS PROVIDED HEREUNDER, EACH LOAN PARTY HEREBY AGREES TO INDEMNIFY, EXONERATE AND HOLD LENDER AND EACH OF THE OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES AND AGENTS OF LENDER (EACH A “LENDER PARTY”) FREE AND HARMLESS FROM AND AGAINST ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, LOSSES, LIABILITIES, DAMAGES AND EXPENSES, INCLUDING ATTORNEY COSTS (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”), INCURRED BY LENDER PARTIES OR ANY OF THEM AS A RESULT OF, OR ARISING OUT OF, OR RELATING TO (A) ANY TENDER OFFER, MERGER, PURCHASE OF CAPITAL SECURITIES, PURCHASE OF ASSETS (INCLUDING THE RELATED TRANSACTIONS) OR OTHER SIMILAR TRANSACTION FINANCED OR PROPOSED TO BE FINANCED IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, WITH THE PROCEEDS OF ANY OF THE LOANS, (B) THE USE, HANDLING, RELEASE, EMISSION, DISCHARGE, TRANSPORTATION, STORAGE, TREATMENT OR DISPOSAL OF ANY HAZARDOUS SUBSTANCE AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY, (C) ANY VIOLATION OF ANY ENVIRONMENTAL LAWS WITH RESPECT TO CONDITIONS AT ANY PROPERTY OWNED OR LEASED BY ANY LOAN PARTY OR THE OPERATIONS CONDUCTED THEREON, (D) THE INVESTIGATION, CLEANUP OR REMEDIATION OF OFFSITE LOCATIONS AT WHICH ANY LOAN PARTY OR THEIR RESPECTIVE PREDECESSORS ARE ALLEGED TO HAVE DIRECTLY OR INDIRECTLY DISPOSED OF HAZARDOUS SUBSTANCES OR (E) THE EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BY ANY OF LENDER PARTIES, EXCEPT FOR ANY SUCH INDEMNIFIED LIABILITIES ARISING ON ACCOUNT OF THE APPLICABLE LENDER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT THE FOREGOING UNDERTAKING MAY BE UNENFORCEABLE FOR ANY REASON, EACH LOAN PARTY HEREBY AGREES TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION OF EACH OF THE INDEMNIFIED LIABILITIES WHICH IS PERMISSIBLE UNDER APPLICABLE LAW. ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 14.16 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

14.17       Nonliability of Lender. The relationship between Borrower on the one hand and Lender on the other hand shall be solely that of borrower and lender. Lender has no fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and Lender, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Lender undertakes no responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Loan Party agrees that Lender shall have no liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE). Each Loan Party acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party. No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Loan Parties and Lender.

14.18       FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF INDIANA, LOCATED IN MARION COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF INDIANA, LOCATED IN MARION COUNTY; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO ENFORCE A JUDGMENT OR REALIZE ON ANY COLLATERAL. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF INDIANA, LOCATED IN MARION COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF INDIANA, LOCATED IN MARION COUNTY FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. EACH LOAN PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF INDIANA. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN THE COURTS OF THE STATE OF INDIANA, LOCATED IN MARION COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF INDIANA, LOCATED IN MARION COUNTY AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

14.19       WAIVER OF JURY TRIAL. EACH LOAN PARTY AND LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[Signature page follows]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

WEST 78TH STREET, LLC,
as Borrower

By:	/s/ Allan C. Silber
Allan C. Silber, Manager

CIBC BANK USA,
as Lender

By:	/s/ Scott Dvornik
Scott Dvornik, Managing Director

Signature Page to Loan and Security Agreement

ANNEX A

ADDRESSES FOR NOTICES

WEST 78th STREET, LLC

c/o Point Biopharma Inc.

22 St. Clair Avenue East, Suite 1201

Toronto, Ontario M4T 2S3

Canada

With a copy to:

Bose McKinney & Evans LLP

111 Monument Circle, Suite 2700

Indianapolis, Indiana 46204

Attn: Bryan B. Woodruff

Telephone: 317-684-5271

Facsimile: 317-223-0271

CIBC BANK USA, as Lender

10 W. Market St., Suite 1820

Indianapolis, IN 46204

Attention: Scott Dvornik

Telephone: (317) 396-8899

With a copy to:

Faegre Drinker Biddle & Reath LLP

600 E. 96th Street, Suite 600

Indianapolis, IN 46240

Attn: David A. Foster

Telephone: (317) 569-9600

Facsimile: (317) 569-4800

Annex A to Loan and Security

Agreement

SCHEDULE 9.6

LITIGATION AND CONTINGENT LIABILITIES

None.

SCHEDULE 9.8

SUBSIDIARIES

None.

SCHEDULE 9.16

INSURANCE

•	Hazard Insurance (Real and Personal Property) - Special causes of loss covering all perils except specifically enumerated exceptions in such policy agreed by Bank, in an amount at least equal to the replacement cost of the Collateral, with no co-insurance requirements.
•	Liability Insurance - General liability with coverage limits of at least $1,000,000 per occurrence, including the following coverage:

•   Damage to Rented Premises - at least $50,000.

•   Medical Expense (per person) - at least $5,000.

•   Personal Injury - at least $1,000,000.

•	Worker’s Compensation Coverage during any period of construction, in an amount at least equal to the worker’s compensation statutory limit.
•	Builder’s Risk Insurance during any period of construction.

SCHEDULE 9.21

LABOR MATTERS

None.

SCHEDULE 9.29

GRANTOR INFORMATION

GRANTOR	STATE OF	FEDERAL	CHIEF EXECUTIVE OFFICE	ORGANIZATIONAL
(exact legal	ORGANIZATION	EMPLOYER		IDENTIFICATION
name)		IDENTIFICAT		NUMBER
ION NUMBER
West 78th	Indiana	N/A	22 St. Clair Avenue East,	202004071383850
Street, LLC		(Passthrough	Suite 1201
		entity)	Toronto, Ontario M4T 2S3
Canada

SCHEDULE 12.1

DEBT TO BE REPAID

None.

EXHIBIT A

FORM OF

NOTE

         ,

Indianapolis, Indiana

$

The undersigned, for value received, promises to pay to the order of CIBC Bank USA (“Lender”) and its registered assigns at its principal office in Chicago, Illinois the aggregate unpaid amount of all Loans made to the undersigned by Lender pursuant to the Loan and Security Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of Lender), such principal amount to be payable on the dates set forth in the Loan and Security Agreement.

The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Loan and Security Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Loan and Security Agreement, dated as of July 10, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”; terms not otherwise defined herein are used herein as defined in the Loan and Security Agreement), between the undersigned and Lender, to which Loan and Security Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of Indiana applicable to contracts made and to be performed entirely within such State.

WEST 78TH STREET, LLC

By:
Name:
Title:

Exhibit A to Loan and Security Agreement

EXHIBIT B

FORM OF NOTICE OF BORROWING

To:           CIBC Bank USA, as Lender

Please refer to the Loan and Security Agreement dated as of July 10, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”) among WEST 78TH STREET, LLC (“Borrower”) and CIBC Bank USA, as Lender. Terms used but not otherwise defined herein are used herein as defined in the Loan and Security Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Loan and Security Agreement, of a request hereby for a borrowing as follows:

(i)       The requested borrowing date for the proposed borrowing (which is a Business Day) is                  ,          .

(ii)       The aggregate amount of the proposed borrowing is $                     .

(iii)       The type of Loans comprising the proposed borrowing are [Base Rate] [LIBOR] Loans.

(iv)       The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is                   months (which shall be 1, 2 or 3).

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby: (i) there exists and there shall exist no Default or Event of Default under the Loan and Security Agreement; and (ii) each of the representations and warranties contained in the Loan and Security Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Loan and Security Agreement.

Borrower has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on.            ,              .

WEST 78TH STREET LLC

By:
Name:
Title:

Exhibit B to Loan and Security Agreement

EXHIBIT C

FORM OF NOTICE OF CONVERSION/CONTINUATION

To:              CIBC Bank USA, as Lender

Please refer to the Loan and Security Agreement dated as of July 10, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”) among WEST 78TH STREET, LLC (“Borrower”) and CIBC Bank USA, as Lender. Terms used but not otherwise defined herein are used herein as defined in the Loan and Security Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Loan and Security Agreement, of its request to:

(a)       on [       date       ] convert $[           ] of the aggregate outstanding principal amount of the [            ] Loan, bearing interest at the [             ] Rate, into a(n) [            ] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [            ] month(s)];

(b)       on [       date       ] continue $[            ]of the aggregate outstanding principal amount of the [            ] Loan, bearing interest at the LIBO Rate, as a LIBOR Loan having an Interest Period of [             ] month(s)].

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Loan and Security Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.

Borrower has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on             ,              .

WEST 78TH STREET LLC

By:
Name:
Title:

Exhibit C to Loan and Security Agreement